Explanation of Responses

(1)
On August 20, 2014, the Insight VII Funds (as defined below) distributed on aggregate of 750,000 shares of Common Stock of the issuer pro rata to their partners in accordance with their respective ownership interests as determined in accordance with the applicable limited partnership agreement of such entities (the “Distribution”).  In connection with the Distribution, Insight Venture Associates VII, L.P. (“Insight Associates VII”), the general partner of each of the Insight VII Funds, acquired direct ownership of 82,785 shares and Insight Venture Partners VII (Class A), L.P. (“Insight VII Class A”), a limited partner of Insight Venture Partners VII, L.P., acquired direct ownership of 21,513 shares, which it further distributed to its partners in accordance with their ownership interests as determined in accordance with the limited partnership agreement of Insight VII Class A.

(2)
Insight Associates VII and the respective partners of the Insight VII Funds and Insight VII Class A did not furnish any consideration in exchange for shares received in connection with the Distribution.

(3)
The Insight VII Funds beneficially own 5,454,727 shares of Common Stock after giving effect to the Distribution.  Insight Venture Partners VII, L.P. is the record beneficial owner of 3,573,075 shares of Common Stock, Insight Venture Partners (Cayman) VII, L.P. is the record beneficial owner of 1,572,943 shares of Common Stock, Insight Venture Partners VII (Co-Investors), L.P. is the record beneficial owner 82,701 shares of Common Stock and Insight Venture Partners (Delaware) VII, L.P. is the record beneficial owner of 226,008 shares of Common Stock (together with Insight Venture Partners VII, L.P., Insight Venture Partners VII (Co-Investors), L.P. and Insight Venture Partners (Cayman) VII, L.P., the “Insight VII Funds”).    The amount listed as directly owned by each respective Insight VII Fund may be deemed to be attributable to each of the other Insight VII Funds, Insight Associates VII, Insight Venture Associates VII, Ltd. (“IVP VII LTD”) and  Insight Holdings Group, LLC (“Insight Holdings”) because Insight Holdings is the manager of IVP VII LTD, which in turn is the general partner of Insight Associates VII, which in turn is the general partner of each of the Insight VII Funds and Insight VII Class A.  Jeffrey L. Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings.  Because Messrs. Horing, Parekh and Sobiloff are the members of the board of managers of Insight Holdings, they may also be deemed to have voting and dispositive power over these shares.  The foregoing is not an admission by Insight Associates VII, IVP VIII LTD or Insight Holdings that it is the beneficial owner of the shares held by the Insight VII Funds.  Each of Messrs. Horing, Parekh and Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interests in these entities.